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                                                                      EXHIBIT 12


                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                   ------------------------------------------
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                             (Dollars In Thousands)
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


                                                           For the Three Months      For the Six Months
                                                                   Ended                   Ended
                                                         ------------------------  ------------------------
                                                           July 1,     June 25,      July 1,     June 25,
                                                            1994         1993         1994         1993
                                                         -----------  -----------  -----------  -----------
Pretax earnings from continuing operations...            $  432,662   $  594,908   $1,084,870   $1,185,229

Deduct equity in undistributed net earnings
  of unconsolidated subsidiaries.............                (9,400)      (7,440)     (12,448)      (8,538)
                                                         ----------   ----------   ----------   ----------
Total pretax earnings from continuing
  operations.................................               423,262      587,468    1,072,422    1,176,691
                                                         ----------   ----------   ----------   ----------
Add:  Fixed Charges (A)

        Interest.............................             2,075,400    1,402,722    3,974,827    2,746,069

        Amortization of debt expense.........                   771          990        1,568        2,136
                                                         ----------   ----------   ----------   ----------

      Total interest.........................             2,076,171    1,403,712    3,976,395    2,748,205

      Interest factor in rents...............                32,242       33,784       65,806       70,717
                                                         ----------   ----------   ----------   ----------

Total fixed charges..........................             2,108,413    1,437,496    4,042,201    2,818,922
                                                         ----------   ----------   ----------   ----------

Pretax earnings before fixed charges.........            $2,531,675   $2,024,964   $5,114,623   $3,995,613
                                                         ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges...........                  1.20         1.41         1.27         1.42
                                                         ==========   ==========   ==========   ==========
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(A)  There was no capitalized interest for the 1994 and 1993 periods.